Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-232191,No. 333-237345 and No. 333-254499) on Form S-8 and (No. 333-239801) on Form S-3, of our report dated March 10, 2022, with respect to the consolidated financial statements of Stoke Therapeutics, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 10, 2022